Exhibit 99.1

Anacor Pharmaceuticals Announces Positive Preliminary Results from Phase 2a Trial of AN2728 and AN2898 in Atopic Dermatitis

PALO ALTO, Calif.—(BUSINESS WIRE)— Anacor Pharmaceuticals (NASDAQ:ANAC) announced positive preliminary results from a Phase 2a trial of its two boron-based phosphodiesterase-4 (PDE-4) inhibitors, AN2728 and AN2898, in mild-to-moderate atopic dermatitis, a chronic rash characterized by inflammation and itching. The primary endpoint for both compounds was successfully achieved after 28 days of twice-daily treatment, with 64% of AN2728-treated lesions showing improvement in Atopic Dermatitis Severity Index (ADSI) score versus 24% for vehicle (P = 0.05) and 71% of AN2898-treated lesions showing improvement in ADSI score versus 14% for vehicle (P = 0.01). There were no severe adverse events reported that were considered related to either study drug.

“We are encouraged by this preliminary data demonstrating the safety and efficacy of both AN2728 and AN2898 in atopic dermatitis and believe it supports further development of one or both of these compounds in this indication,” said David Perry, Anacor’s Chief Executive Officer. “Due to the large number of children who suffer from atopic dermatitis, safety is a critical consideration in the treatment of this disease. Given the promising profiles of AN2728 and AN2898, we believe that both compounds have the potential to become safe and effective alternatives to existing treatments for atopic dermatitis.”

The Phase 2a, six-week, double-blind, bilateral trial enrolled 46 patients, randomized 1:1 to treat atopic dermatitis lesions twice daily with either 2% AN2728 ointment and vehicle or 1% AN2898 ointment and vehicle. 25 patients were treated with AN2728, and 21 patients were treated with AN2898. The primary endpoint was the improvement in lesions treated with AN2728 ointment or AN2898 ointment compared to lesions treated with vehicle at 28 days. Improvement was defined as a decrease in ADSI score, which is the sum of the severity scores of five clinical features (erythema, pruritis, exudation, excoriation and lichenification) from 0 (none) to 3 (severe) for each feature, for a total score of 0 to 15.

AN2728 met the primary endpoint with 64% of patient lesions treated with AN2728 showing improvement in ADSI score from baseline compared to 24% of lesions treated with vehicle (P = 0.05). Lesions treated with AN2728 showed a 61% mean improvement in ADSI score at day 28 compared to 43% mean improvement in ADSI score for lesions treated with vehicle (P = 0.03). The proportion of lesions achieving total or partial clearance (ADSI score < 2.0) at day 28 was 48% for lesions treated with AN2728 compared to 20% for lesions treated with vehicle. AN2728 has previously demonstrated safety and efficacy in multiple Phase 1 and 2 trials for mild-to-moderate psoriasis.

AN2898 also met the primary endpoint with 71% of patient lesions treated with AN2898 showing improvement in ADSI score from baseline compared to 14% of lesions treated with vehicle (P = 0.01). Lesions treated with AN2898 showed a 68% mean improvement in ADSI score at day 28 compared to 45% mean improvement in ADSI score for lesions treated with vehicle (P = 0.02). The proportion of lesions achieving total or partial clearance (ADSI score < 2.0) at day 28 was 48% for lesions treated with AN2898 compared to 33% for lesions treated with vehicle.

Development Plans in Atopic Dermatitis

Anacor anticipates that it will complete its review of this Phase 2a trial for AN2728 and AN2898 for the treatment of atopic dermatitis in early 2012. Following this review, Anacor plans to communicate the next steps in the development plans for one or both of these drug candidates in atopic dermatitis. Anacor does not anticipate that costs related to development in atopic dermatitis in 2012 will materially affect the Company’s previously stated ability to complete its two Phase 3 trials for tavaborole in onychomycosis and its first Phase 3 trial for AN2728 in psoriasis with its current financial resources.

About Atopic Dermatitis and Current Treatment Options

Atopic dermatitis is a chronic rash characterized by inflammation and itching. In 2007, Datamonitor reported that atopic dermatitis affected approximately 40 million people across the seven major pharmaceutical markets. The condition most commonly appears in childhood, with up to 20% of children in the United States affected, and it can persist into adulthood. Skin affected by atopic dermatitis can often be broken and chafed from scratching which allows bacterial or viral access, which can lead to secondary infections. Current atopic dermatitis treatments attempt to reduce inflammation and itching to maintain the protective integrity of the skin. Antibiotics, antihistamines, topical corticosteroids and topical immunomodulators, either as monotherapy or in combination, are the current standard of care for atopic dermatitis. However, these can be limited in utility due to insufficient efficacy or side effects. The most recently approved novel topical treatments for atopic dermatitis were topical immunomodulators, Protopic (tacrolimus) and Elidel (pimecrolimus), approved in 2000 and 2001, respectively. Protopic and Elidel achieved combined sales of over $500 million in 2004, prior to receiving a Black Box warning from the FDA in early 2005.

Conference Call and Webcast

Anacor will host a conference call at 5:00 p.m. ET / 2:00 p.m. PT on Tuesday December 13th to discuss the results of the Phase 2a trial in atopic dermatitis. The call can be accessed by dialing (877) 291-1367 (domestic) and (914) 495-8534 (international) five minutes prior to the start of the call and providing the conference ID 36033762. The call will also be webcast live and can be accessed on the Events and Presentations page, under Investors, on the company’s website at www.anacor.com and will be available for three months following the call.

About Anacor Pharmaceuticals

Anacor is a biopharmaceutical company focused on discovering, developing and commercializing novel small-molecule therapeutics derived from its boron chemistry platform. Anacor has discovered six compounds that are currently in development including its three lead programs: tavaborole, a topical antifungal for the treatment of onychomycosis; AN2728, a topical anti-inflammatory PDE-4 inhibitor for the treatment of psoriasis and atopic dermatitis; and GSK 2251052, or GSK ‘052 (formerly referred to as AN3365), a systemic antibiotic for the treatment of infections caused by Gram-negative bacteria, which has been licensed to GlaxoSmithKline under the companies’ research and development agreement. Anacor is also developing AN2718 as a topical antifungal product candidate for the treatment of onychomycosis and skin fungal infections and AN2898 as a topical anti-inflammatory product candidate for the treatment of psoriasis and atopic dermatitis. In addition, AN8194 has been licensed by Eli Lilly and Company and is in development for an animal health application. For more information, visit http://www.anacor.com.

Forward-Looking Statements

This press release may contain forward-looking statements that relate to future events including the development and commercialization of AN2728 and AN2898, the representative nature of the Phase 2a study and reported results as indicative of future clinical trials in support of regulatory approval, the timing and potential for initiation, enrollment and conduct of future trials of AN2728 and AN2898 in atopic dermatitis and financial guidance with respect to costs associated with potential future trials of AN2728 and AN2898 in atopic dermatitis, costs associated with the first Phase 3 trial of AN2728 in psoriasis and costs associated with the two Phase 3 trials of tavaborole in onychomycosis. These forward looking statements involve known and unknown risks, uncertainties and other factors that could cause actual levels of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements, including risks related to enrollment and successful completion of our trials, risk of unforeseen side effects and risks related to regulatory approval of new drug candidates. These statements reflect the views of Anacor as of the date of this press release with respect to future events and, except as required by law, it undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release.

Anacor Pharmaceuticals

DeDe Sheel, 650-543-7575

Director, Investor Relations and Corporate Communications

Source: Anacor Pharmaceuticals

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